Exhibit 99.3

NEWS RELEASE

Natera Announces Pricing of Follow-On Offering

SAN CARLOS, Calif., July 12, 2018—Natera, Inc. (NASDAQ:  NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today announced the pricing of its underwritten public offering of 4,500,000 shares of its common stock at a price to the public of $20.00 per share. Closing of the offering is expected to occur on July 16, 2018, subject to customary closing conditions. In addition, Natera has granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock from Natera at the public offering price less the underwriting discount.

J.P. Morgan, Morgan Stanley, and Cowen are acting as joint book-running managers for the offering.

The offering is being made only by means of a prospectus and a related prospectus supplement. Copies of the prospectus and the prospectus supplement related to the offering may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; or from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by telephone at (631) 274-2806.

A registration statement relating to these securities has been filed with the SEC and was declared effective on November 28, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Natera

Natera is a genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers a host of proprietary genetic testing services to inform physicians who manage pregnant women, researchers in cancer including biopharmaceutical companies, and genetic laboratories through its cloud-based Constellation™ software platform.

Product offerings include Spectrum®, a preimplantation genetic test for embryo selection during in vitro fertilization (IVF); Anora® to understand the genetic causes of a pregnancy loss; Horizon™ to detect risk of inherited mutations such as cystic fibrosis and spinal muscular atrophy; Panorama®, a non-invasive prenatal test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation; Vistara to screen for single-gene disorders that represent total incidence greater than Down syndrome; Evercord™, a cord blood and tissue banking service offered at birth to expectant parents; and Signatera™ (RUO), a personalized cell-free DNA test that can identify minimal residual disease, treatment response, and cancer recurrence to aid researchers in oncology.

Contacts

Investor Relations
Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media
Barbara Sullivan, Sullivan & Associates, 714-374-6174, bsullivan@sullivanpr.com